As filed with the Securities and Exchange Commission on March 7, 2011
Registration No. 333-169439

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective
Amendment No. 2
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Rockville Financial, Inc.
(Exact name of registrant as specified in its charter)

Connecticut (State or Other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Code Number)	27-3577029 (I.R.S. Employer Identification Number)
25 Park Street
Rockville, CT 06066
(860) 291-3600
(Address and telephone of
registrant’s principal executive offices)
William J. McGurk
President and Chief Executive Officer
Rockville Financial New, Inc.
25 Park Street
Rockville, CT 06066
(860) 291-3600
(Address and telephone number of
registrant’s agent for service)
Copies to:
William W. Bouton III, Esq.
Robert J. Metzler II, Esq.
Hinckley, Allen & Snyder LLP
20 Church Street
Hartford, CT 06103
(860) 725-6200
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE*
*No additional registration fee is due because no additional shares are being registered.
EXPLANATORY NOTE
This Registration Statement registered 29,545,455 shares of the Common Stock, no par value, of Rockville Financial New, Inc. These shares were to be issued: (1) in a subscription offering, community offering and syndicated offering that would close if at least 11,050,000 shares and up to 17,192,500 shares were purchased (collectively the “Offering”); and (2) in a related exchange of existing shares of Rockville Financial, Inc. for between 7,913,446 and 12,312,391 shares of common stock of Rockville Financial, Inc. (previously known in the Offering as Rockville Financial New, Inc.) based on an exchange ratio to be determined based on the number of shares sold in the Offering (the “Stock Exchange”).
The Offering closed on March 3, 2011, with the sale of 17,109,886 shares in the Offering. On that same date, an exchange ratio of 1.5167 was established resulting in the issuance of 12,395,005 shares in the Stock Exchange. This resulted in the issuance of a total of 29,504,891 shares of the Common Stock of Rockville Financial, Inc. on March 3, 2011.
This post-effective amendment is being filed by Rockville Financial, Inc. to deregister 40,564 shares previously registered under this Registration Statement that were not sold in the Offering or issued in the Exchange.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rockville, Connecticut on March 7, 2011.

ROCKVILLE FINANCIAL, INC.
By:	/s/ William J. McGurk
William J. McGurk
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY
     We, the undersigned directors and officers of Rockville Financial New, Inc. (the “Company”) hereby severally constitute and appoint William J. McGurk as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William J. McGurk may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said William J. McGurk shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

William J. McGurk	President and Chief Executive Officer	March 7, 2011
/s/ William J. McGurk	(Principal Executive Officer)

John T. Lund	Senior Vice President and	March 7, 2011
/s/ John T. Lund	Chief Financial Officer (Principal Financial and Accounting Officer)

Michael A. Bars	Director	March 7, 2011
/s/ Michael A. Bars

C. Perry Chilberg	Director	March 7, 2011
/s/ C. Perry Chilberg

William H. W. Crawford, IV	Director	March 7, 2011
/s/ William H. W. Crawford, IV

Signatures	Title	Date

David A. Engelson	Director	March 7, 2011
/s/ David A. Engelson

Pamela J. Guenard	Director	March 7, 2011
/s/ Pamela J. Guenard

Joseph F. Jeamel, Jr.	Director	March 7, 2011
/s/ Joseph F. Jeamel, Jr.

Kristen A. Johnson	Director	March 7, 2011
/s/ Kristen A. Johnson

Raymond H. Lefurge, Jr.	Director	March 7, 2011
/s/ Raymond H. Lefurge, Jr.

Stuart E. Magdefrau	Director	March 7, 2011
/s/ Stuart E. Magdefrau

Thomas S. Mason	Director	March 7, 2011
/s/ Thomas S. Mason

Peter F. Olson	Director	March 7, 2011
/s/ Peter F. Olson

Rosemarie Novello Papa	Director	March 7, 2011
/s/ Rosemarie Novello Papa

Richard M. Tkacz	Director	March 7, 2011
/s/ Richard M. Tkacz